Exhibit 99.1

Carroll C. Markley, Chairman & CEO

Millennium Bankshares Corporation

Phone: 703-467-3477

Fax:  703-464-7974

ir@mbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

RECORD FIRST QUARTER 2005 RESULTS

Reston, VA – April 25, 2005 – Millennium Bankshares Corporation (Millennium) (Nasdaq: MBVA) is pleased to report that first quarter operations resulted in net income growth of $685,000, a 225 % increase compared to net income of $211,000 for the same quarter of 2004.

The record first quarter earnings improvement resulted from an improved management of our balance sheet.  Both basic and diluted earnings per share for the first quarter were  $.08, a 30.0% and 54.3 % rise compared to $.06 basic and $.05 diluted for the same period in 2004.

Total assets for the quarter ended March 31, 2005 reached $425.5 million as compared to $371.8 million at December 31, 2004.   This represents an increase of $53.7 million over the first quarter last year and 14 % increase over year-end 2004.  Return on average assets for the three months ended March 31, 2005 was .70%.

Total loans, net of fees, for the quarter ended March 31, 2005 were $288 million compared to $276 million at December 31, 2004.  This 4.4 % increase includes $37 million in held for sale mortgage loans, an $8 million (27.7%) increase from $29 million the same period last year.

The risk profile of our loan portfolio has remained stable and our credit quality continues to be strong overall as evidenced by net charge-offs to average loans of .002 % for the three months ended March 31, 2005, compared to 0.02% for the same period of 2004.  Loans past due ninety days or greater as of March 30, 2005 were $1.0 million and Millennium Bank owns no other real estate or repossessed assets.  These loans are in workout with no significant losses expected.

New Promotions for Millennium High Carb Savings and Money Market accounts as well as Millennium 55 Checking helped total deposits rise by $37.9 million (13.5%) since December 31, 2004.  In addition, we have increased our use of the Federal Home Loan Bank of Atlanta to fund loans and continue growth while matching terms of loans to the terms of the borrowings.

Total interest income for the first three months of 2005 was $5.5 million compared to $4.1 million for the same period of 2004.  The $1.3 million increase represents a 33% improvement.  This increase is primarily attributed to the rise in interest rates and the growth in the loan and investment portfolio.

Non-interest income improved an astounding 289% from the first quarter 2004 compared to 2005, from $677,000 to $2.6 million.  This increase resulted from increased income on the volume of commercial loans and management’s implementation of tighter controls on operations.  In addition, fees and gains on sale of mortgages and Small Business Administration loans increased to $1.9 million for the first three months of 2005 as compared to $528,000 million for the same period of 2004. Gains on the sale of Mortgages account for the majority of this increase.

Non-interest expenses increased $1.8 million from the first quarter 2004 to first quarter 2005.   This increase includes salary and benefit cost increases of $1.2 million, which was primarily due to increased commissions in mortgage lending, a direct correlation to the increase in the non-interest income. In addition, there was additional staffing to non-mortgage lending areas such as commercial and retail loan officers to assure continued loan quality and controls.

Carroll C. Markley, Chairman and CEO of Millennium Bankshares Corporation stated, “We are very pleased with our solid net income growth as well as the progression we have made with bringing in new deposits and loans to the bank.  2005 is already off to a tremendous start, and new initiatives now underway should help bring continued successes throughout the year.  We appreciate all of the hard work and dedication our team has given and look forward to providing continued services to our customers and shareholders in the future.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Carroll C. Markley, Chairman & CEO

Jean Houpert, VP & Controller

Millennium Bankshares Corporation

Phone: 703-464-1969

Fax:  703-464-7974

ir@mbankshares.com

This news release contains comments or information and that more information on Millennium Bankshares Corporation, including financial highlights as of March 30, 2005 can be found online at http:://www.mbankshares.com or obtained by phoning Millennium at 703-467-3477.

Millennium Bankshares Corporation
Consolidated Statements of Income

	Three Months Ended
(In thousands, except per share data)	3/31/05	3/31/04
	(Unaudited)	(Unaudited)
INTEREST INCOME
Interest and fees on loans	$4,010	$3,335
Interest on securities available for sale	1,481	797
Federal funds sold	16	10
Total interest income	5,507	4,142

INTEREST EXPENSE
Interest on deposits	1,984	1,503
Other borrowed funds	406	170
Total interest expense	2,390	1,673

Net interest income	3,117	2,469

Provision for loan and lease losses	97	0

Net interest income after provision
for loan and lease losses	3,020	2,469

NON INTEREST INCOME
Service charges on deposit accounts	68	55
Fees and Gains on sale of HFS loans	2,448	528
Net gain on sale of securities	0	10
Other income	119	84
Total non interest income	2,635	677

NON INTEREST EXPENSE
Salaries and benefits	2,767	1,585
Occupancy, furniture and equipment	708	569
Other expense	1,140	673
Total non interest expense	4,615	2,827

Income before federal income tax	1,040	319

Federal income tax expense	355	108

Net income	$685	$211

Basic earnings per share	$0.08	$0.06

Diluted earnings per share	$0.08	$0.05

Average shares outstanding	8,783,697	3,642,978

Average diluted shares outstanding	8,880,677	4,390,598

Millennium Bankshares Corporation
First Quarter 2005 Results

Millennium Bankshares Corporation
Consolidated Balance Sheets

	March 31,	December 31
	2005	2004
(In thousands)	(Unaudited)	(Unaudited)

ASSETS
Cash and due from banks	$6,041	$2,974
Federal funds sold	4,951	55
Securities available for sale	118,280	86,219
Loans Receivable
Loans held for sale	37,463	29,337
Loans, net of discount	254,081	249,844
Allowance for loan and lease losses	(3,004)	(2,925)
Total loans, net of allowance	288,540	276,256

Premises and equipment, net	2,360	2,467
Other assets	5,324	3,887

Total assets	$425,496	$371,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$29,430	$22,924
Interest-bearing	289,378	257,909
Total deposits	318,808	280,833

Federal funds purchased and repurchase agreements	11,781	7,066
Federal Home Loan Bank advances	36,500	26,500
Subordinated debentures	8,000	8,000
Accrued expenses and other liabilities	3,579	2,348
Total liabilities	378,668	324,747

SHAREHOLDERS' EQUITY
Common stock	47,986	47,958
Retained earnings	518	(167)
Accumulated other comprehensive income	(1,676)	(680)
Total shareholders' equity	46,828	47,111

Total liabilities and shareholders' equity	$425,496	$371,858